Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-137140
September 25, 2006
          Mindray Medical International Limited, or Mindray, has filed a registration statement on Form F-1 (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents Mindray has filed with the SEC for more complete information about Mindray and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may get these documents and other documents Mindray has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Mindray, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-827-7275. You may also access Mindray’s most recent prospectus dated September 25, 2006 by visiting EDGAR on the SEC website at www.sec.gov/Archives/edgar/data/1373060/000114554906001384/h00529a5fv1za.htm.
          On September 25, 2006, Mindray amended the risk factors and the regulatory section of the registration statement with respect to recent PRC regulatory developments.
          Risk factor as amended:
          Our failure to obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, of the listing and trading of our ADSs on the New York Stock Exchange could significantly delay this offering or could have a material adverse effect on our business, operating results, reputation and trading price of our ADSs, and may also create uncertainties for this offering.
          On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated a regulation that became effective on September 8, 2006. This regulation, among other things, has some provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. The application of this new PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.
          Our PRC counsel, King & Wood, has advised us that, based on their understanding of the current PRC laws, regulations and rules and the procedures announced on September 21, 2006:
•	The CSRC has jurisdiction over our offering;

•	However, given that we have completed our restructuring and filed our listing registration before September 8, 2006, the effective date of the new regulation, and have substantially accomplished our listing process before September 21, 2006, it is not necessary for us to submit the application to the CSRC for its retroactive approval, and subsequent listing and trading of our ADSs on the New York Stock Exchange should not require CSRC approval; and
•	Should an application for CSRC approval be required from us, we have a sufficient and justifiable basis to request a waiver from the CSRC, if and when such procedures are established to obtain such a waiver.
          A copy of King & Wood’s legal opinion regarding this new PRC regulation is filed as an exhibit to our registration statement on Form F-1, which is available at the SEC’s website at www.sec.gov.
          If the CSRC requires that we obtain its approval prior to the completion of this offering, this offering will be delayed until we obtain CSRC approval, which may take several months. If prior CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur.
          Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our ADSs.
          Relevant portion of regulatory section, as amended:
          Regulation of Overseas Listings
          On August 8, 2006, six PRC regulatory agencies, including the PRC Ministry of Commerce, or MOFCOM, the State Assets Supervision and Administration Commission, or SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which became effective on September 8, 2006. This regulation, among other things, has some provisions that purport to require that an offshore SPV formed for listing purposes and controlled directly or indirectly by PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.
          On September 21, the CSRC published on its official website procedures regarding its approval of overseas listings by SPVs. The CSRC approval procedures require the filing of a number of documents with the CSRC and it would take several months to complete the approval process if a waiver is not available.
          The application of this new PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope of the applicability of the CSRC approval requirement.

          Our PRC counsel, King & Wood, has advised us that, based on their understanding of the current PRC laws, regulations and rules and the procedures announced on September 21, 2006:
•	The CSRC has jurisdiction over our offering;

•	However, given that we have completed our restructuring and filed our listing registration before September 8, 2006, the effective date of the new regulation, and have substantially accomplished our listing process before September 21, 2006, it is not necessary for us to submit the application to the CSRC for its retroactive approval, and subsequent listing and trading of our ADSs on the New York Stock Exchange should not require the CSRC approval; and

•	Should an application for CSRC approval be required from us, we have a sufficient and justifiable basis to request a waiver from the CSRC, if and when such procedures are established to obtain such a waiver.
          A copy of King & Wood’s legal opinion regarding this new PRC regulation is filed as an exhibit to our registration statement on Form F-1, which is available at the SEC’s website at www.sec.gov.
          See ''Risk Factors — Risks Relating to Our Business and Industry — Our failure to obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, of the listing and trading of our ADSs on the New York Stock Exchange could significantly delay this offering or could have a material adverse effect on our business, operating results, reputation and trading price of our ADSs, and may also create uncertainties for this offering.’’